Exhibit 99.1

CONTACT: Shintaro Asako Chief Financial Officer MediciNova, Inc. Phone: 858-373-1500 E-mail: info@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Announces Withdrawal of Common Stock Offering

SAN DIEGO, Calif. – November 8, 2007 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Nasdaq: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced that it had withdrawn a proposed public offering of up to 6,000,000 shares of its common stock due to general stock market conditions and unusual trading activity in the Company’s stock.

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova is developing a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of status asthmaticus, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers,

Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus it resources on the development and commercialization of two prioritized assets in its development pipeline: MN-221 for the treatment of status asthmaticus, an acute, severe asthma attack, and MN-166 for the treatment of multiple sclerosis. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding MediciNova’s financing plans and other matters. Any statement describing MediciNova’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including market factors, general economic conditions and other conditions in the financial markets. MediciNova’s forward-looking statements also involve assumptions that, if proven incorrect, would cause MediciNova’s results to differ materially from those expressed or implied by such forward-looking statements. Risks concerning MediciNova’s business are described in additional detail in MediciNova’s Annual Report on Form 10-K for the year ended December 31, 2006, and MediciNova’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and MediciNova undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.